SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c)

AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No.     )*

Tetraphase Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

88165N105

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures previously provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 88165N105	Page 2 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase Venture Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 765,209 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 765,209 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 765,209 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.04%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

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CUSIP No. 88165N105	Page 3 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase Venture Partners II (Annex Fund) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 248,153 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 248,153 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,153 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.99%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

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CUSIP No. 88165N105	Page 4 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase Venture Partners (DP & UP) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 540,592 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 540,592 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,592 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.14%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

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CUSIP No. 88165N105	Page 5 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase Venture Partners II (Select Fund) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 100,591 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 100,591 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,591 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.40%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

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CUSIP No. 88165N105	Page 6 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase II LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 765,209 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 765,209 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 765,209 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.04%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

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CUSIP No. 88165N105	Page 7 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase II (Annex Fund) LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 248,153 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 248,153 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,153 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.99%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

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CUSIP No. 88165N105	Page 8 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase (DP & UP) LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 540,592 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 540,592 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,592 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.14%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

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CUSIP No. 88165N105	Page 9 of 22 Pages

1.	NAMES OF REPORTING PERSONS Mediphase II (Select Fund) LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 100,591 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 100,591 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,591 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.40%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

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CUSIP No. 88165N105	Page 10 of 22 Pages

1.	NAMES OF REPORTING PERSONS Lawrence Miller
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 1,654,545 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 1,654,545 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,654,545 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.57%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP No. 88165N105	Page 11 of 22 Pages

1.	NAMES OF REPORTING PERSONS Paul Howard
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 shares
	6.	SHARED VOTING POWER 1,654,545 shares
	7.	SOLE DISPOSITIVE POWER 0 shares
	8.	SHARED DISPOSITIVE POWER 1,654,545 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,654,545
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.57%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP No. 88165N105	Page 12 of 22 Pages

Item 1.

(a)	Name of Issuer:

Tetraphase Pharmaceuticals, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

480 Arsenal Street, Suite 110

Watertown, MA 02472

Item 2(a).	Name of Person Filing:

This Schedule 13G is filed by Mediphase Venture Partners II Limited Partnership (“MVP II LP”), Mediphase Venture Partners II (Annex Fund) Limited Partnership (“MVP II Annex LP”), Mediphase Venture Partners (DP & UP) Limited Partnership (“MVP DP&UP LP”), Mediphase Venture Partners II (Select Fund) Limited Partnership (“MVP II Select LP”), Mediphase II LLC (“Mediphase II LLC”), Mediphase II (Annex Fund) LLC (“Annex II LLC”), Mediphase (DP&UP) LLC (“DP&UP LLC”), Mediphase II (Select Fund) LLC (“Select Fund LLC”), Lawrence Miller, and Paul Howard. Mediphase II LLC is the general partner of MVP II LP and Messrs. Miller and Howard are the managers of Mediphase II LLC. Annex II LLC is the general partner of MVP II Annex LP and Messrs. Miller and Howard are the managers of Annex II LLC. DP&UP LLC is the general partner of MVP DP&UP LP and Messrs. Miller and Howard are the managers of DP&UP LLC. Select Fund LLC is the general partner of MVP II Select LP and Messrs. Miller and Howard are the managers of Select Fund LLC. MVP II LP, MVP II Annex LP, MVP DP&UP LP, MVP II Select LP, Mediphase II LLC, Annex II LLC, DP&UP LLC, Select Fund LLC, Lawrence Miller, and Paul Howard are referred to individually herein as a “Reporting Person,” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is c/o Mediphase, 1 Gateway Center, Suite 407, Newton, MA 02458.

Item 2(c).	Citizenship:

Each of MVP II LP, MVP II Annex LP, MVP DP&UP LP and MVP II Select LP is a limited partnership organized under the laws of Delaware. Each of Mediphase II LLC, Annex II LLC, DP&UP LLC, and Select Fund LLC is a limited liability company organized under the laws of Delaware. Each of Messrs. Miller and Howard is a citizen of the United States.

Item 2(d).	Title of Class of Securities:

This Schedule 13G report relates to the Common Stock, par value $0.001 per share (the “Common Stock”) of Tetraphase Pharmaceuticals, Inc.

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CUSIP No. 88165N105	Page 13 of 22 Pages

Item 2(e).	CUSIP Number:

88165N105

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80A-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:                     .

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

A.	Mediphase Venture Partners II LP

(a)	Amount beneficially owned:

As of December 31, 2013, MVP II LP was the record and beneficial owner of 765,209 shares of the Issuer’s Common Stock (the “MVP II LP Record Shares”).

(b)	Percent of class:

MVP II LP’s ownership of the MVP II LP Record Shares represented a beneficial ownership interest of approximately 3.04% of the outstanding shares of the Issuer’s Common Stock as of December 31, 2013.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	765,209
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	765,209

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CUSIP No. 88165N105	Page 14 of 22 Pages

B.	Mediphase Venture Partners II (Annex Fund) Limited Partnership

(a)	Amount beneficially owned:

As of December 31, 2013, MVP II Annex LP was the record and beneficial owner of 248,153 shares of the Issuer’s Common Stock (the “MVP II Annex Record Shares”).

(b)	Percent of class:

MVP II Annex LP’s ownership of the MVP II Annex Record Shares represented a beneficial ownership interest of approximately 0.99% of the outstanding shares of the Issuer’s Common Stock as of December 31, 2013.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	248,153
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	248,153

C.	Mediphase Venture Partners (DP&UP) Limited Partnership

(a)	Amount beneficially owned:

As of December 31, 2013, MVP DP&UP LP was the record and beneficial owner of 540,592 shares of the Issuer’s Common Stock (the “MVP DP&UP Record Shares”).

(b)	Percent of class:

MVP DP&UP LP’s ownership of the MVP DP&UP Record Shares represented a beneficial ownership interest of approximately 2.14% of the outstanding shares of the Issuer’s Common Stock as of December 31, 2013.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	540,592
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	540,592

D.	Mediphase Venture Partners II (Select Fund) Limited Partnership

(a)	Amount beneficially owned:

As of December 31, 2013, MVP II Select LP was the record and beneficial owner of 100,591 shares of the Issuer’s Common Stock (the “MVP II Select Record Shares”).

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CUSIP No. 88165N105	Page 15 of 22 Pages

(b)	Percent of class:

MVP II Select LP’s ownership of the MVP II Select Record Shares represented a beneficial ownership interest of approximately 0.40% of the outstanding shares of the Issuer’s Common Stock as of December 31, 2013.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	100,591
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	100,591

E.	Mediphase II LLC

(a)/(b)	Amount beneficially owned:

In its capacity as general partner of MVP II LP, Mediphase II LLC may be deemed to be the beneficial owner of the MVP II LP Record Shares, representing a beneficial ownership of approximately 3.04% of the Issuer’s Common Stock.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	765,209
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	765,209

F.	Mediphase II (Annex Fund) LLC

(a)/(b)	Amount beneficially owned:

In its capacity as general partner of MVP II Annex LP, Annex II LLC may be deemed to be the beneficial owner of the MVP II Annex Record Shares, representing a beneficial ownership of approximately 0.99% of the Issuer’s Common Stock.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	248,153
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	248,153

G.	Mediphase (DP&UP) LLC

(a)/(b)	Amount beneficially owned:

In its capacity as general partner of MVP DP&UP LP, DP&UP LLC may be deemed to be the beneficial owner of the MVP DP&UP Record Shares, representing a beneficial ownership of approximately 2.14% of the Issuer’s Common Stock.

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CUSIP No. 88165N105	Page 16 of 22 Pages

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	540,592
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	540,592

H.	Mediphase II (Select Fund) LLC

(a)/(b)	Amount beneficially owned:

In its capacity as general partner of MVP II Select LP, Select Fund LLC may be deemed to be the beneficial owner of the MVP II Select Record Shares, representing a beneficial ownership of approximately 2.14% of the Issuer’s Common Stock.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	100,591
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	100,591

I.	Lawrence Miller

(a)/(b)	Amount beneficially owned:

In his capacity as a manager of each of Mediphase II LLC, Annex II LLC, DP&UP LLC, and Select Fund LLC, Mr. Miller may be deemed to be the beneficial owner of the MVP II LP Record Shares, the MVP II Annex Record Shares, the MVP DP&UP Record Shares, and the MVP II Select Record Shares, representing a beneficial ownership of approximately 6.57% of the Issuer’s Common Stock.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	1,654,545
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	1,654,545

J.	Paul Howard

(a)/(b)	Amount beneficially owned:

In his capacity as a manager of each of Mediphase II LLC, Annex II LLC, DP&UP LLC, and Select Fund LLC, Mr. Howard may be deemed to be the beneficial owner of the MVP

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CUSIP No. 88165N105	Page 17 of 22 Pages

II LP Record Shares, the MVP II Annex Record Shares, the MVP DP&UP Record Shares, and the MVP II Select Record Shares, representing a beneficial ownership of approximately 6.57% of the Issuer’s Common Stock.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	1,654,545
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	1,654,545

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain persons may have the right to receive proceeds from the sale of the Issuer’s Common Stock listed in Item 4. No one person’s interest in such Common Stock is more than five percent of the total outstanding Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not Applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

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CUSIP No. 88165N105	Page 18 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Each of the undersigned agrees to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 13, 2014	MEDIPHASE VENTURE PARTNERS II LIMITED PARTNERSHIP
BY: MEDIPHASE II LLC, ITS GENERAL PARTNER

	BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

MEDIPHASE VENTURE PARTNERS II (ANNEX FUND) LIMITED PARTNERSHIP
BY: MEDIPHASE II (ANNEX FUND) LLC, ITS GENERAL PARTNER

	BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

MEDIPHASE VENTURE PARTNERS (DP&UP) LIMITED PARTNERSHIP
BY: MEDIPHASE (DP&UP) LLC, ITS GENERAL PARTNER

	BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

MEDIPHASE VENTURE PARTNERS II (SELECT FUND) LIMITED PARTNERSHIP
BY: MEDIPHASE II (SELECT FUND) LLC, ITS GENERAL PARTNER

	BY:	/S/ PAUL HOWARD
PAUL HOWARD
MANAGER

MEDIPHASE II LLC

	BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

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CUSIP No. 88165N105	Page 19 of 22 Pages

MEDIPHASE II (ANNEX FUND) LLC

BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

MEDIPHASE (DP&UP) LLC

BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

MEDIPHASE II (SELECT FUND) LLC

BY:	/s/ PAUL HOWARD
PAUL HOWARD
MANAGER

/s/ LAWRENCE MILLER
LAWRENCE MILLER

/s/ PAUL HOWARD
PAUL HOWARD

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CUSIP No. 88165N105	Page 20 of 22 Pages

Exhibit Index

Exhibit No.	Description	Page No.

1	Agreement of Joint Filing	21